Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Ming Shing Group Holdings Limited

We hereby consent to the inclusion in this Amendment No.1 to Registration Statement on Form F-1(No. 333-272861) of Ming Shing Group Holdings Limited and its subsidiaries (collectively the “Company”) of our report dated on September 22, 2023, relating to our audits of the consolidated financial statements of the Company as of and for the years ended March 31, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 22, 2023